Exhibit 10.28

Zura Bio Inc.

Electronically Delivered	Personal and Confidential

March 2, 2023

Amit Munshi
+1 805 490 1389 | amit@adrista.com

Dear Amit,

Position: Chairman of the Board of Directors

We are pleased to offer you the position Chairman of Zura Bio Inc. (the “Private Company”) subject to the terms and conditions set forth below. Additionally, following the closing (“Closing”) of the Private Company’s merger with JATT Acquisition Corp (JATT), you will be the Chairman of Zura Bio Ltd, a Cayman Island exempted company (the “Public Company”), which will be a US-listed public company. Together the Private Company, the Public Company and affiliated companies shall be referred to as “Zura.”

Role and Responsibilities:

Upon appointment, your title will be Chairman of the Private Company. With effect at the Closing, you will become the Chairman of the Public Company. Your responsibilities include leading Zura’s Board of Directors. The parties acknowledge that this role of Chairman is that of an independent advisor and member of the board of directors and not that of a company employee.

Tenure:

After Closing, the Public Company will not have a staggered board, so your continued service will be subject to annual re-election by shareholders and subject to customary termination provisions.

Compensation and Expenses:

All compensation, including both cash and equity, will be subject to regular review and approval of the Compensation Committee and, as applicable, the Board determined in accordance with public exchange and corporate guidelines. For 2023, you will be compensated with an annual fee of US$50,000 and additional US$25,000 for being the Chairman of the Board of Directors, plus additional fees if you are a member of a committee. These fees will be payable on a quarterly basis beginning on or about April 1, 2023, in arrears. Your expenses will also be eligible for reimbursement consistent with Zura’s expense policy as in effect from time to time.

Equity Grants:

Restricted Stock Units (“RSUs”): Subject to the receipt of all necessary consents, Zura Bio Holdings Ltd (“ZBHL”, the pre-Closing parent of the Private Company) shall grant to you, effective as of immediately before the Closing, an RSU inducement grant award agreement providing for a number of ordinary shares in ZBHL that is anticipated to be exchanged for 500,000 shares of the Public Company pursuant to the Closing, which shall be eligible to vest equally over four (4) years as follows: twenty-five percent (25%) on each of the anniversaries of the grant thereafter so that the RSUs are fully vested on the fourth anniversary of the grant date.

Performance Shares: Subject to the shareholders approving the Public Company’s equity incentive plan (the “Plan”), the Public Company shall grant to you, effective as of the Closing, a Performance Share inducement grant award agreement providing for options to purchase shares in the Public Company with a target value of no less than $2,500,000 (based on the grant date value of any such award) at an exercise price per share of the fair market value of such a share at the date of grant, which will become exercisable if the 20-day volume weighted average trading price (“VWAP”) of the Public Company’s ordinary shares is over $30 per share at any time prior to the fifth anniversary of the Closing and while you remain Chairman of the Board of Directors of the Public Company.

The equity inducement grants being provided to you under this section of the Agreement shall be made to you under the Plan, and the terms and conditions of the award agreements and the Plan shall govern these grants. For purposes of determining the size of these grants, fair market value of a share of the Public Company’s common stock shall be equal to its closing price on the Closing. Any shares issued upon exercise of these options will be held subject to lock-up provisions on the same terms as those issued to the Private Company’s other current option holders on Closing (to the extent that such provisions remain in force).

It is anticipated that, upon each occasion of your annual re-election as a director after the fourth anniversary of Closing, the Public Company will grant you a further equity award in respect of ordinary shares in the Public Company as part of a director compensation policy to be developed by the Compensation Committee and approved by the Board.

Capital Raising Compensation:

Capital Raising Options: The Private Company shall grant to you options in an amount which equals six percent (6%) of the capital raised (excluding existing commitments / insider capital, and subject to a minimum price equivalent to a price of US$7.5 per ordinary share in the Public Company on an as-exchanged basis) while you are Chairman of the Board. If Capital is raised after Closing, the Public Company options shall have an exercise price equivalent to fair market value at the time of grant. If capital is raised prior to Closing, the Private Capital options shall have an exercise price equivalent to a price of US$10 per ordinary share in the Public Company on an as-exchanged basis and be eligible to vest over four (4) years as follows: twenty- five percent (25%) on the first anniversary of the grant and monthly thereafter (2.083 percent for each month thereafter). Any shares in the Private Company issued upon exercise of these options will be held subject to the shareholders’ agreement in respect of the Private Company (to which you will be required to adhere) and to the terms of the BCA. Upon Closing, outstanding options will be exchanged for options to acquire shares in the Public Company on equivalent commercial terms, subject to rules of the Plan, in accordance with the BCA. Any shares in the Public Company issued upon exercise of these options will be held subject to lock-up provisions on the same terms as those issued to the Private Company’s other current optionholders upon Closing (to the extent that these remain in force). The capital raising compensation being provided to you under this section of the Agreement shall be made to you under the Plan, and the terms and conditions of the award agreement and the Plan shall govern this grant.

Indemnity:

Upon your appointment, you will be covered by the Private Company’s D&O insurance policy, which will indemnify you against claims relating to your directorship on customary terms. From Closing, the Public Company will grant you a similar indemnity and secure D&O insurance coverage.

Status of this letter:

This letter is intended to be legally binding and supersedes all previous letters, in respect of its subject matter. Your appointment and its terms are subject to final approvals necessary, including from our shareholders and board. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware and the parties hereby consent to jurisdiction of the federal and state courts located within the State of Delaware.

SIGNATURES ON NEXT PAGE

Yours sincerely,

/s/ Sandeep Kulkarni

Sandeep Kulkarni

for and on behalf of

Zura Bio Inc.

Please indicate your agreement to the terms of this letter by dating and signing below.

Date: 3/9/2023

/s/ Amit Munshi
(Signature)

Amit Munshi
(Print Name)